Exhibit 10.68

TIME SHARING AGREEMENT

This Time Sharing Agreement ("Agreement") is dated as of _______________, 2020 by and between Abbott Laboratories Inc. ("Company") and ________________ ("Executive").

RECITALS

WHEREAS, Company owns or rightfully possesses and operates the aircraft set forth in Exhibit A attached hereto (individually and collectively, as the context requires, the "Aircraft"); and

WHEREAS, Company employs a fully qualified flight crew to operate the Aircraft; and

WHEREAS, Executive is ____________ of Abbott Laboratories, an Illinois corporation ("Abbott") and the parent corporation of Company; and

WHEREAS, in order to protect the safety and security of Executive and maximize his/her availability to carry out his/her responsibilities, Abbott's Board of Directors (the "Board") has adopted a policy that generally requires Executive to travel on the Aircraft for all his/her air travel, whether on Abbott business or personal travel; and

WHEREAS, Executive desires to use, and the Company desires to make available to Executive, the Aircraft from time to time on a time sharing basis permitted by the Federal Aviation Regulations ("FARs") when he/she is required under the Board's policy to fly on the Aircraft for personal travel.

NOW, THEREFORE, in consideration of the foregoing, and the other promises contained herein, the parties, intending to be legally bound hereby, agree as follows:

1. Provision of Aircraft. Company agrees to provide the Aircraft to Executive on a non-exclusive, time sharing basis from time to time as mutually agreed between the parties pursuant to the provisions of FAR Sections 91.501(b)(6), 91.501(c)(1) and 91.501(d) and to provide a fully qualified flight crew for all operations conducted under this Agreement.

2.  Term.  This Agreement shall remain in effect until terminated by either party upon ten (10) days’ prior written notice to the other or as otherwise set forth in Section 17.

3. Reimbursement of Expenses.  For each flight conducted under this Agreement, Executive shall pay to Company an amount equal to the lesser of:

(a) the actual expenses of each flight up to the amount authorized by FAR Part 91.501(d) as set forth below:

(i) Fuel, oil, lubricants, and other additives;

(ii) Travel expenses of the crew, including food, lodging and ground transportation;

(iii) Hangar and tie-down costs away from the Aircraft's base of operation;

(iv) Insurance obtained for the specific flight;

(v) Landing fees, airport taxes and similar assessments;

(vi) Customs, foreign permits, and similar fees directly related to the flight;

(vii) In-flight food and beverages;

(viii) Passenger ground transportation; and

(ix) Flight planning and weather contract services.

(collectively, the "501(d) Amount"); and

(b)  the greater of (x) or (y) below, where:

(x) equals the applicable subsection (i) or (ii) below:

(i) For travel between cities served by regularly scheduled first class commercial airline service, an amount equal to the lowest published cost of the first class airfare available to the general public for the dates traveled, which will be solicited within one business day of the date the Executive requests the specific flight, multiplied by the number of persons in Executive's party for the flight; or

(ii) For travel between cities served by regularly scheduled coach or business class, but not first class commercial airline service, an amount equal to the lowest published cost of the unrestricted coach (or, if available, business class) airfare available to the general public for the dates traveled, which will be solicited within one business day of the date the Executive requests the specific flight, multiplied by the number of persons in Executive's party for the flight.

For purposes of the computation in subsection (x)(i) and (x)(ii) above, if a city is not served by regularly scheduled commercial airline service, the foregoing provisions shall be applied utilizing a city selected by Company as close as reasonably practicable to the city without such service.

The amount calculated under this Section 3(b)(x) shall be referred to as the "Commercial Fare Amount"

(y) equals the amount of income that would be imputed to Executive for the flight under the applicable Standard Industry Fare Levels as set forth in 26 C.F.R. §1.61-21(g), assuming that Executive did not pay the Time Sharing Fee ("SIFL Amount").

The amount to be paid by Executive under this Section 3 shall be referred to as the "Time Sharing Fee" regardless of the provision under which it was calculated.  The Time Sharing Fee shall never exceed the amount permitted under FAR Section 91.501(d).

(c)  Prior to any proposed flight, Company shall provide Executive with an estimate of the Time Sharing Fee that will be due for such flight.  If Executive proceeds with the proposed flight, he/she shall be obligated to pay the Time Sharing Fee.  Notwithstanding anything to the contrary herein, upon receipt of all invoices related to the flight(s), Company shall calculate the actual expenses for which reimbursement is permitted under FAR Section 91.501(d) and shall reconcile it with the payments received from Executive for such flight(s).  In the event Executive has paid more than the amount permitted under FAR Section 91.501(d), Company shall credit such excess amount to Executive.  Company's calculation of the 501(d) Amount, the Commercial Fare Amount, and the SIFL Amount, as well as its determination of which calculation will be used for the Time Sharing Fee, shall be conclusive subject only to the limitation on the permissible reimbursements as set forth in FAR Section 91.501(d).  If Executive declines the proposed flight(s), neither Executive nor Company shall have any further obligation with respect to the proposed flight(s).

4. Invoicing and Payment.

(a)  Company will pay all expenses related to the operation of the Aircraft when incurred and, within thirty (30) days after the end of each calendar month, provide an invoice to Executive for the total Time Sharing Fee due for the personal flights operated for Executive during the preceding calendar month (plus associated taxes, charges and fees, including but not limited to federal air transportation excise taxes, international departure/arrival fees, and state taxes, that are required to be collected from passengers and remitted by the aircraft operator ("Taxes")).  Executive shall pay

Company the amount set forth therein within thirty (30) days after the date of such invoice.  In the event that flights that are part of a single trip occur in more than one (1) calendar month, Company shall have the option each such time, exercisable in its sole discretion, to invoice the flights based on the months in which they occur or based on the month in which the final flight of the trip was operated.

(b)  In the event that Company has not received supplier invoices for reimbursable charges listed in Section 3(a) above relating to flight(s) prior to the issuance of its invoice, Company shall have the right, following receipt of such supplier invoices, if any, to issue supplemental invoice(s) for such charge(s) to Executive or to include such charges on the next subsequent invoice and the amount set forth therein shall be paid in the same manner as set forth in Section 4(a).

(c)  Executive shall have the right to advance to Company an amount to be held by Company to be credited to such future flights under this Agreement as designated by Executive.  Company acknowledges and agrees that such advance payment is held on behalf of Executive and is not the property of Company until it has operated the flight(s) to which the payments will be applied and that if any such advanced funds remain at the termination of this Agreement, the balance shall be refunded to Executive, less any outstanding amounts due to Company for flights performed prior to such termination.

5. Flight Requests.  Executive will provide Company with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least two (2) business days in advance of Executive's planned departure (unless Company agrees to a shorter notice in a particular case in its discretion). Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon, by the parties. In addition to the proposed schedules and flight times, Executive shall provide at least the following information for each proposed flight prior to scheduled departure as required by the Company or Company's flight crew:

(a) proposed departure point;

(b) destination;

(c) date and time of flight;

(d) the number, name, and relationship to the Executive of anticipated passengers;

(e) the nature and extent of luggage and/or cargo to be carried;

(f) the date and time of return flight, if any; and

(g) any other information concerning the proposed flight that may be pertinent or required by Company or Company's flight crew.

6.  Aircraft Schedule.  Company shall have final authority over the scheduling of the Aircraft; provided, however, that Company will use reasonable efforts to accommodate Executive's requests and to avoid conflicts in scheduling.  It is understood that Company shall not be obligated to retain or contract for additional flight crew or maintenance personnel or equipment in order to accommodate Executive's schedule requests or provide a specific Aircraft.

7.  Maintenance.  Company shall be solely responsible for securing maintenance, preventive maintenance, and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft.  No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command.  The pilot in command shall have final and complete authority to cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight.

8.  [Intentionally Left Blank]

9.  Operational Control and Authority.

(a)  Company shall ensure that each flight conducted for Executive under this Agreement shall be conducted under Part 91 of the FARs. The Company shall have and exercise exclusive operational control of the Aircraft during all phases of all flights under this Agreement, including, without limitation, all flights during which Executive and/or his/her guests, designees, or property are on-board the Aircraft, and during all pre- and post-flight checks.

(b)  In accordance with applicable FARs, the qualified flight crew provided by Company will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Executive specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action that, in the considered judgment of the pilot in command, is necessitated by considerations of safety. No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Executive or any other person. The parties further agree that Company shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason whatsoever.

10.  Insurance; Limitation of Liability; Indemnification.

(a)  Company will maintain or cause to be maintained in full force and effect throughout the term of this Agreement aircraft liability insurance in respect of the Aircraft.  Such insurance shall (i) name Executive as an additional insured; (ii) contain a waiver of subrogation against Executive; and (iii) shall contain an agreement by the insurer that, notwithstanding the deletion, cancellation or material change in coverage, lapse of any such policy for any reason or any right of cancellation by the insurer or Company, as applicable, such policy shall continue in force for the benefit of Executive for at least thirty (30) days (ten (10) days in the case of non-payment of premium and seven (7) days in the case of war risk) after written notice of deletion, cancellation, or material change in coverage, lapse of coverage or cancellation, shall have been given to Executive.

(b)  Company will use reasonable commercial efforts to procure such additional insurance coverage as Executive shall request; provided, however, that the cost of such additional insurance shall be borne by Executive as set forth in Section 3(a)(iv).

(c)  Company assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft. Company shall release, indemnify, defend, and hold harmless Executive and his/her heirs, executors and personal representatives from and against any and all losses, liabilities, claims, judgments, damages, fines, penalties, deficiencies, and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred or suffered by Executive on account of a claim or action made or instituted by a third person arising out of or resulting from operations of the Aircraft hereunder and/or any services provided by Company to Executive hereunder, except to the extent attributable to the gross negligence or willful misconduct of Executive or his/her guests on the Aircraft.

11.  Representations and Warranties.  Executive warrants that:

(a)  He/she will use the Aircraft for and on account of his/her own business or personal use only, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;

(b)  He/she will not permit, and will refrain from incurring, any lien, security interest or other charge or encumbrance on the Aircraft as a result of Executive's (or his/her invitees' or guests') acts or omissions, whether permissible or impermissible under this Agreement, and shall not attempt or take (or permit to be attempted or taken) any action that could be deemed to convey, mortgage, assign, lease, or any way alienate the Aircraft or Company's rights hereunder or that might mature into any such prohibition; and

(c)  During the term of this Agreement, he/she will, and will cause his/her invitees and guests to abide by and conform to all such laws, governmental and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation and use of the Aircraft under Part 91 of the FARs.

12.  Aircraft Base.  For purposes of this Agreement, the permanent base of operation of the Aircraft shall be Waukegan, Illinois; provided, however, such base may be changed upon notice from Company to Executive.

13.  Notices and Communications.  All notices, reports, and other communications under this Agreement shall be in writing (except as permitted in Section 5) and shall be deemed to have been duly given upon receipt or refusal to accept receipt when given by personal delivery, the next business day when given by reputable overnight courier service, addressed as follows:

If to Company:	Abbott Laboratories Inc.

Attn:
Phone:
Fax:
email:

If to Executive:

Phone:
Fax:
email:

or to such other person or address as either party shall from time to time designate in writing to the other party.

14.  Assignments.  Neither this Agreement nor any party's interest herein shall be assignable to any other party whatsoever without the other party's prior written consent.  Without limiting the generality of the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto, in the case of Company, to its successors and permitted assignees and in the case of Executive, to Executive's, his/her heir(s).

15.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

16.  Further Acts.  Company and Executive shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement and (ii) to establish, maintain, and protect the respective rights and remedies of the other party.

17.  Termination.  This Agreement shall automatically terminate when Executive is no longer an officer of Company or upon death of Executive.  This Agreement may be terminated as a result of a breach by either party of its obligations under this Agreement on ten (10) days' prior written notice by the non-breaching party to the breaching party or such other period as may be required to comply with applicable laws, regulations, or insurance requirements, or in the event that the insurance required hereunder is not in full force and effect.

18.  Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  To the extent permitted by applicable law, each party waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

19.  Amendment or Modification.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and is not intended to confer upon any person or entity any rights or remedies hereunder which are not expressly granted herein.  This Agreement may be amended or modified only in writing duly executed by the parties hereto.

20.  Waivers.  The failure or delay on the part of any party hereto to insist upon or enforce strict performance of any provision of this Agreement by any other party hereto, or to exercise any right, power or remedy under this Agreement, shall not be deemed or construed as a waiver thereof, nor shall it be deemed or construed as a general waiver thereof or of any other provision or rights thereunder.

21.  Force Majeure.  Company shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement when scheduled when such failure is caused by government regulation or authority, mechanical difficulty, or breakdown, war, civil commotion, strikes or labor disputes, weather conditions, acts of God, or other circumstances beyond Company’s reasonable control.

22.  Counterparts. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

23.  Survival.  The provisions set forth in Sections 3, 4, 9, 10, 11 and 13-24 shall survive termination of this Agreement.

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24.  TRUTH IN LEASING STATEMENT

TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.

COMPANY HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, OR SUCH SHORTER PERIOD AS COMPANY SHALL HAVE HAD POSSESSION OF THE AIRCRAFT, IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

COMPANY AGREES, CERTIFIES, AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, COMPANY SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT AND THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FARS.

Abbott Laboratories Inc.

By:

Name:

Title:

THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE RESPONSIBLE FAA FLIGHT STANDARDS OFFICE.  OPERATOR AGREES TO SEND AN EXECUTED COPY OF THIS EXECUTED AGREEMENT FOR AND ON BEHALF OF BOTH PARTIES TO: AIRCRAFT REGISTRATION BRANCH (AFS-750), ATTN: TECHNICAL SECTION, P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN TWENTY-FOUR (24) HOURS OF ITS EXECUTION, AS PROVIDED BY FAR §91.23(c)(1).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	EXECUTIVE:

ABBOTT LABORATORIES INC.

By:	By:

Name:	Name:

Title:

Signature Page

Exhibit A

List of Aircraft

Exhibit A